UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
(Date of Report — Date of earliest event reported): April 13, 2009
TRONOX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 N.W. 150th Street Oklahoma City, Oklahoma	73134

(Address of principal executive offices)	(Zip Code)
(405) 775-5000
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Financial Statements
     As previously reported, Tronox Incorporated (the “company”) was unable to file its annual report on Form 10-K for the year ended December 31, 2008, when initially due on March 16, 2009, as the company was continuing to perform an impairment analysis related to certain of its tangible and intangible assets and a review of its environmental reserves. The company has concluded its impairment analysis and this information is included herein. While the company has not concluded its review of environmental and other contingent reserves, there are indications that the environmental and other contingent reserves may have been understated. The review is continuing and no conclusion has been reached to date. As a result, none of the information contained herein or in any exhibit, including the Risk Factors, financial data and Critical Accounting Policies contains disclosure regarding environmental reserves that the company would include in an annual report on Form 10-K. The purpose of this Current Report on Form 8-K is to present certain other information with respect to the company’s fiscal year ended December 31, 2008. The information contained herein is as follows:
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1:	A description of the company’s business.

Exhibit 99.2:	Risk Factors regarding the company.

Exhibit 99.3:	A description of the company’s properties.

Exhibit 99.4:	A description of the company’s legal proceedings.

Exhibit 99.5:	Preliminary Selected Financial Data.

Exhibit 99.6:	A description of the company’s financial performance.

Exhibit 99.7:	$125 Million Credit Agreement dated as of January 13, 2009, among Tronox Incorporated, a Debtor and Debtor in Possession, Tronox Worldwide LLC, a Debtor and a Debtor in Possession, the Lenders Party hereto, Credit Suisse, as Administrative Agent, JPMorgan Chase Bank, N.A., as Collateral Agent, and Credit Suisse Securities (USA) LLC, as Sole Bookrunner and Sole Lead Arranger.

Exhibit 99.8:	Second Engagement Letter by and between Tronox Incorporated and Alvarez & Marsal North America, LLC (“A&M”), dated February 10, 2009, appointing A&M as crisis managers to Debtors under the Chapter 11 Cases and appointing Gary Barton as Chief Restructuring Officer for the company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX INCORPORATED
By:	/s/ EDWARD G. RITTER
Edward G. Ritter
Interim Controller (Principal Accounting Officer)

Dated: April 13, 2009

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